FREE WRITING PROSPECTUS Dated December 6, 2010	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-06

ALLY AUTO RECEIVABLES TRUST 2010-5

Issuing Entity

$750,000,000 Asset Backed Notes, Class A

ALLY AUTO ASSETS LLC

Depositor

ALLY BANK

Sponsor

ALLY FINANCIAL INC.

Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated December 6, 2010 and a prospectus dated December 6, 2010, which describe the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Class A-2 Notes, the Class A-3 Notes or the Class A-4 Notes.

Ratings

We will not issue the notes offered by the prospectus supplement and the prospectus unless the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes are rated in the highest rating category for long-term (AAA/AAA) obligations by Fitch, Inc. (“Fitch”) and Standard & Poor’s Ratings Services (“Standard & Poor’s”).

J.P. Morgan

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.